UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2010

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 28, 2010, YRC Worldwide, Inc. (the “Company”) filed a petition for declaratory judgment in the district court of Johnson County, Kansas against Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), under the indenture, dated as of December 31, 2004, relating to the Company’s 5% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “5% Notes”) and the indenture, dated as of December 31, 2004, relating to the Company’s 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “3.375% Notes”), seeking a declaratory judgment that each of the indentures should be amended to eliminate the option of each holder to have its 5% Notes and 3.375% Notes, as applicable, repurchased by the Company as of the dates set forth in each of the indentures, including August 9, 2010 in respect of the 5% Notes and November 26, 2012 in respect of the 3.375% Notes (the “Put Option”), as a result of the consents the Company received in connection with its debt-for-equity exchange offers that were completed on December 31, 2009. The Trustee subsequently removed the case to the United States District Court for the District of Kansas (the “Court”). Both parties submitted motions for summary judgment. On July 1, 2010, the Court ordered that each motion for summary judgment be granted in part and denied in part. With respect to the Put Option, the Court ruled in favor of the Trustee with respect to its motions for summary judgment and concluded that the Company could not eliminate the Put Option without the consent of each holder of 5% Notes and 3.375% Notes, as applicable, affected. The Company is currently evaluating its options with respect to this ruling and may elect to appeal this ruling. As of the date of this report, $20,070,000 and $1,601,000 in principal amount of the 5% Notes and the 3.375% Notes, respectively, are currently outstanding.

At this time, the Company expects that its principal source of funds to pay any amounts due with respect to the Put Option payable on August 9, 2010 would come from the issuance of an additional $20.2 million of its 6% convertible senior notes (the “Convertible Notes”) pursuant to the terms of a note purchase agreement that it executed on February 11, 2010 with certain investors pursuant to which such investors agreed, subject to the terms and conditions set forth in the note purchase agreement, to purchase from the Company up to $70.0 million in aggregate principal amount of the Convertible Notes in two separate closings. The obligation of the investors to purchase such additional Convertible Notes is subject to customary closing conditions as set forth in the note purchase agreement, including that all the representations and warranties made by the Company therein must continue to be true and correct in all material respects as of the second closing date. In the event that the Company does not receive the proceeds from the issuance of the additional $20.2 million of Convertible Notes to the investors, it would have to use existing cash or obtain other third party unsecured debt or equity financing to fund the Put Option, which would likely require the consent of a majority of its senior lenders. The Company cannot assure you that it will have sufficient cash or that its senior lenders will grant their consent or whether the terms of any other financing will be favorable to the Company or its stakeholders or that such financing can be obtained prior to August 9, 2010.

Forward Looking Statements:

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “should,” “will,” “can” and similar expressions are intended to identify forward-looking statements. The closing of the additional $20.2 million of the Convertible Notes is subject to a number of customary conditions including that all the representations and warranties made by the Company therein must continue to be true and correct in all material respects as of the second closing date. In the event that the Company does not receive the proceeds from the issuance of the additional $20.2 million of Convertible Notes to the investors, it would have to use existing cash or obtain other third party unsecured debt or equity financing to fund the Put Option, which would likely require the consent of a majority of its senior lenders. The Company cannot assure you that it will have sufficient cash or that its senior lenders will grant their consent or whether the terms of any other financing will be favorable to the Company or its stakeholders or that such financing can be obtained prior to August 9, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: July 6, 2010	By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

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